Exhibit 99.2

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
April 7, 2010

LAKES ENTERTAINMENT ANNOUNCES KANSAS LOTTERY GAMING
REVIEW BOARD REQUEST
MINNEAPOLIS April 7, 2010 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that the Kansas Lottery Gaming Review Board (“Board”) voted unanimously to request that Kansas governor Mark Parkinson grant a sixty day extension for the Board to make a determination of whether it should approve the management contract for Chisholm Creek Casino Resort, LLC (“Chisholm Creek”). Chisholm Creek requested the extension so that, among other things, it would have adequate time to resolve development issues relating to the zoning of the proposed casino site.
“We understand that the Governor has historically granted these types of requests so we are hopeful that this extension will similarly be granted,” stated Tim Cope, President of Lakes Entertainment, Inc. “We appreciate the Board acting in good faith to fulfill its obligations throughout this process and in unanimously voting to seek the extension,” added Mr. Cope. Lakes Entertainment will be managing the casino resort, which is planned to feature a minimum of 1,300 slot machines, 30 table games, a poker room and other amenities, including a 100-room hotel to be developed by a third party hotel developer. Additional phases of the development could include expanded gaming positions, entertainment space, and other market driven amenities.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the licensing of table games to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
# # #

2